Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

April 25, 2014

Ingersoll-Rand plc

170/175 Lakeview Dr.

Airside Business Park

Swords, Co. Dublin

Ireland

Ladies and Gentlemen:

We have acted as United States counsel to Ingersoll-Rand Global Holding Company Limited, a Delaware corporation (the “Company”), Ingersoll-Rand Company, a New Jersey corporation (the “Co-Obligor”), Ingersoll-Rand Public Limited Company, a company duly organized and existing under the law of Ireland (“IR plc”), Ingersoll-Rand Company Limited, a company duly organized and existing under the law of Bermuda (“IR Limited”) and Ingersoll-Rand International Holding Limited, a company duly organized and existing under the law of Bermuda (“IR International” and, together with IR plc and IR Limited, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of $350,000,000 aggregate principal amount of 2.875% Senior Notes due 2019 (the “2019 Notes”), $700,000,000 aggregate principal amount of 4.250% Senior Notes due 2023 (the “2023 Notes”) and $500,000,000 aggregate principal amount of 5.750% Senior Notes due 2043 (the “2043

Notes” and, together with the 2019 Notes and the 2023 Notes, the “Exchange Securities”), of the Company and the Co-Obligor and the registration of the guarantees (the “Guarantees”) of the Guarantors with respect to each series of the Exchange Securities. The Exchange Securities and Guarantees will be issued under the Indenture, dated as of June 20, 2013 (the “Base Indenture”), among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”) as amended and supplemented by the first supplemental indenture, dated as of June 20, 2013, the second supplemental indenture, dated as of June 20, 2013, the third supplemental indenture, dated as of June 20, 2013 and the fourth supplemental indenture, dated as of November 20, 2013 (collectively, the “Indenture”). The Exchange Securities will be offered by the Company pursuant to the Prospectus included in the Registration Statement in exchange (the “Exchange”) for $350,000,000 aggregate principal amount of its outstanding 2.875% Senior Notes due 2019, $700,000,000 aggregate principal amount of its outstanding 4.250% Senior Notes due 2023 and $500,000,000 aggregate principal amount of its outstanding 5.750% Senior Notes due 2043, as applicable, each issued on June 20, 2013.

We have examined the Registration Statement and the Indenture (including the Forms of Exchange Securities), which has been filed with the Commission and incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below in paragraph 2 below, we have assumed that (1) IR plc has been duly organized and is validly existing under the law of Ireland and that IR Limited and IR International have been duly organized and are validly existing under the law of Bermuda, (2) IR plc, IR Limited and IR International have each duly authorized, executed and delivered the Indenture and will duly issue their Guarantees, in each case, in accordance with their respective organization documents and the law of Ireland, in the case of IR plc, and the law of Bermuda, in the case of IR Limited and IR International, (3) the execution, delivery and performance by IR plc, IR Limited and IR International of the Indenture and the issue and performance of their Guarantees do not and will not violate the law of Ireland, in the case of IR plc, or the law of Bermuda, in the case of IR Limited and IR International, or the law of any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States), and (4) the execution, delivery and performance by IR plc, IR Limited and IR International of the Indenture and the, issuance and performance by IR plc, IR Limited and IR International of their Guarantees do not and will not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument which is binding upon IR plc, IR Limited or IR International or their respective organizational documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company and the Co-Obligor enforceable against the Company and the Co-Obligor in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law). (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) Sections 117(b) and 1301(b) of the Base Indenture relating to the waiver of certain rights and defenses and (ii) Section 110 of the Base Indenture, Section 304 of each of the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture and Section 306 of the Fourth Supplemental Indenture relating to severability of provisions of the Indenture.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of New Jersey, we have relied upon the opinion of McCarter & English, LLP.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law and, to the extent set forth herein, the law of the State of New Jersey.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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